Exhibit 10.26
April 13, 2007
Mr. Edward F. Kenney
Onyx Pharmaceuticals, Inc.
2100 Powell Street
Emeryville, CA 94608
Dear Ed:
This letter sets forth the substance of the retirement agreement (the “Agreement”) that Onyx Pharmaceuticals, Inc. (the “Company”) is offering to you to facilitate your retirement from the Company:
     1. Retirement Date. On December 31, 2007, you shall retire from your position as Chief Commercial Officer and your employment with the Company will end (the “Retirement Date”). Until the Retirement Date, you shall continue to use your best efforts to perform your assigned duties and responsibilities, including, without limitation, the product launch of any Company products. You will continue to receive your full current salary and benefits until the Retirement Date, and you will continue to comply with all of the Company’s policies and procedures during this time.
     2. Accrued Salary and Vacation. On the Retirement Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings. You are entitled to these payments whether or not you sign this Agreement.
     3. Retirement Benefits. If you: (i) sign this Agreement and allow the Release contained herein to become effective; and (ii) sign the Retirement Date Release attached hereto as Exhibit A on or within 21 days after the Retirement Date and allow this Retirement Date Release to become effective; then the Company will provide you with the following retirement benefits:
          (a) Retirement Payments. The Company will make retirement payments to you in the form of continuation of your base salary in effect on the Retirement Date for twelve (12) months following the Retirement Date (the “Retirement Payments”). The Retirement Payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.
          (b) Health Insurance. As provided by the federal COBRA law, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your current health insurance benefits at your own expense for a period of time following the Retirement Date and, later, to convert to an individual policy if you wish. You will be provided with a separate notice of your COBRA rights. If you timely elect continued coverage under COBRA, as part of this Agreement, the Company will pay the COBRA premiums necessary to continue your current health insurance coverage for a period of twelve (12) months from the Retirement Date.

Edward F. Kenney
April 13, 2007
          (c) 2007 Bonus. You will be eligible to receive a bonus for 2007 pursuant to the terms of the Company’s Bonus Plan. The Company shall have the sole discretion to determine whether you receive any such bonus and, if so, the amount of any such bonus. If awarded, this bonus will be paid at the same time as bonuses paid to other Company executives.
     4. Consulting Agreement. You will serve as a consultant to the Company under the terms specified below. The consulting relationship commences on the Retirement Date and continues for fifteen months from the Retirement Date (the “Consulting Period”).
          (a) Consulting Services. You agree to provide consulting services to the Company in any area of your expertise upon request by the Chief Executive Officer (“CEO”) of the Company. During the Consulting Period, you will report directly to the CEO, or as otherwise specified by the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Consulting Period, up to a maximum of forty (40) hours per month.
          (b) Consulting Fees and Benefits.
               (i) Consulting Fees. During the Consulting Period, you will receive as consulting fees $400.00 per hour for each hour or portion thereof that you actually provide services to the Company (“Consulting Fees”).
               (ii) Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Except as set forth above in Section 3(b) of this Agreement, you will not be entitled to any of the benefits which the Company may make available to its employees during the Consulting Period, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.
               (iii) Taxes and Withholding. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of consulting services and receipt of fees under this Agreement. You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. The Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions. The Company will regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. You acknowledge that you will be entirely responsible for payment of any such taxes, and you hereby indemnify and hold harmless the Company from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to all Consulting Fees you receive under this Agreement, with the exception of the employer’s share of social security, if any.
               (iv) Stock Option. Your outstanding stock options (the “Options”) and stock bonus awards will continue to vest through the Consulting Period, provided that you remain in compliance with the terms of this Agreement. You will have ninety (90) days to exercise any vested Option shares following the end of the Consulting Period. The Options that vest during the Consulting Period will cease being incentive stock options under Section 422 of the Internal Revenue Code due to the extension of your vesting period beyond your employment termination.

Edward F. Kenney
April 13, 2007
          (c) Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.
          (d) Proprietary Information and Inventions. You agree that the Employee Proprietary Information and Inventions Agreement between you and the Company that you signed on May 10, 2004 (the “Proprietary Information and Inventions Agreement” a copy of which is attached hereto as Exhibit B) shall govern any Company information to which you have access or which you develop, or inventions made by you, while performing services during the Consulting Period.
          (e) Other Work Activities. Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain competitive employment, perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company, and you will obtain the Company’s written consent before engaging in any such competitive activity. If you engage in such competitive activity without the Company’s express written consent, or otherwise materially breach this Agreement, then, in addition to any other remedies, the Company’s obligation to pay you Consulting Fees will cease immediately, and you will not receive option vesting after the Retirement Date as provided in paragraph 4(b)(iv).
     5. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, including but not limited to salary or bonuses, severance or employee benefits after the Retirement Date. You further acknowledge and agree that you are not currently entitled to receive any Change in Control severance benefits nor shall you be entitled to receive any Change in Control severance benefits in the future (including without limitation any accelerated vesting of your stock options provided for in your stock option agreements or the Company’s stock option plan). Any such provisions in your stock option agreements, stock bonus awards or the stock option plan providing for accelerated vesting of stock options or stock bonus awards in the event of a change in control are hereby superseded and shall have no further force or effect.
     6. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement both during and after the Consulting Period. You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company.
     7. Nonsolicitation. You agree that for one year following the Retirement Date you will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
     8. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner

Edward F. Kenney
April 13, 2007
likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.
     9. Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action in law or equity arising from or relating to this Agreement or its enforcement, performance, breach or interpretation shall be resolved solely and exclusively by final and binding confidential arbitration through the Judicial Arbitration and Mediation Service (“JAMS”) to be held in San Francisco, California under the then-existing JAMS arbitration rules for employment matters. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     10. General Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.
     11. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”). Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

Edward F. Kenney
April 13, 2007
     12. Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. (California Civil Code section 1542)
You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.
     13. Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It supersedes any and all other agreements entered into by and between you and the Company. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its own free will.
     14. Attorneys’ Fees. If either you or the Company brings any action to enforce rights under this Agreement, the party successful in enforcing this Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred by that party in connection with such action.
     15. Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and will inure to the benefit of each party, its heirs, successors and assigns.
     16. Applicable Law. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.
     17. Severability. If a court or an arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof will be unimpaired. The court or the arbitrator will then have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
     18. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. Facsimile signatures are as effective as original signatures.
     19. If this Agreement is acceptable to you, please sign below and return the original to me.

Edward F. Kenney
April 13, 2007
I wish you the best of luck in your future endeavors.
Sincerely,
Onyx Pharmaceuticals, Inc.

By:	/s/ Hollings C. Renton
Hollings C. Renton Chairman and Chief Executive Officer
Exhibit A — Retirement Date Release
Exhibit B — Proprietary Information and Inventions Agreement
Understood and Agreed:
/s/ Edward F. Kenney
Edward F. Kenney
Date: April 17, 2007
749590/pa